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Exhibit 5.1

[Cooley Godward LLP Letterhead]

June 25, 2004

InterMune, Inc.
3280 Bayshore Blvd.
Brisbane, CA 94005

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by InterMune, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to (i) 250,000 shares of the Company's Common Stock, $.001 par value per share ("Common Stock"), issuable upon the exercise of stock options to be granted under the Company's Amended and Restated 2000 Non-Employee Directors' Stock Option Plan (the "Directors' Plan Shares"); and (ii) 1,000,000 shares of Common Stock issuable directly under or upon the exercise of options to be granted under the Company's Amended and Restated 2000 Equity Incentive Plan (the "Equity Incentive Plan Shares").

        In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Company's Amended and Restated 2000 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), the Company's Amended and Restated 2000 Equity Incentive Plan (the "Equity Incentive Plan") and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Directors' Plan Shares and the Equity Incentive Plan Shares, when sold and issued in accordance with the Directors' Plan and the Equity Incentive Plan, respectively, and the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/ SUZANNE SAWOCHKA HOOPER Suzanne Sawochka Hooper

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